Amendment No. 4 to
                                                         SEC File No. 70-8409

                           SECURITIES AND EXCHANGE COMMISSION

                                WASHINGTON, D.C.  20549

                                        FORM U-1

                                      DECLARATION

                                         UNDER

                 THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 ("Act")

                     JERSEY CENTRAL POWER & LIGHT COMPANY ("JCP&L")
                                   300 Madison Avenue
                             Morristown, New Jersey  07960
                         METROPOLITAN EDISON COMPANY ("Met-Ed")
                       PENNSYLVANIA ELECTRIC COMPANY ("Penelec")
                                  2800 Pottsville Pike
                               Reading, Pennsylvania  19605

                      GENERAL PUBLIC UTILITIES CORPORATION ("GPU")
                                 100 Interpace Parkway
                             Parsippany, New Jersey  07054

                           GPU SERVICE CORPORATION ("GPUSC")
                                 100 Interpace Parkway
                             Parsippany, New Jersey  07054
                     (Names of companies filing this statement and
                       addresses of principal executive offices)

                         GENERAL PUBLIC UTILITIES CORPORATION
             (Name of top registered holding company parent of applicants)

          T. G. Howson, Vice President       W. Edwin Ogden, Esq.
            and Treasurer                    Ryan, Russell Ogden & Seltzer
          M. A. Nalewako, Secretary          1100 Berkshire Boulevard
          M. J. Connolly, Esq.               P.O. Box 6219
          GPU Service Corporation            Reading, Pennsylvania 19610
          100 Interpace Parkway
          Parsippany, New Jersey 07054

          Richard S. Cohen, Esq.             Robert C. Gerlach, Esq.
          Jersey Central Power & Light Co.   Ballard Spahr Andrews &
          300 Madison Avenue                   Ingersoll
          Morristown, New Jersey 07960       1735 Market Street
                                             Philadelphia, Pennsylvania 19103

          William C. Matthews                Douglas E. Davidson, Esq.
          Secretary                          Berlack, Israels & Liberman LLP
          Metropolitan Edison Company        120 W. 45th Street
          Pennsylvania Electric Company      New York, New York 10036
          2800 Pottsville Pike
          Reading, Pennsylvania 19605

                      (Names and addresses of agents for service)





                    GPU,  JCP&L,  Met-Ed  and Penelec  hereby  amend  their

          Declaration on Form  U-1, as heretofore amended,  docketed in SEC

          File No. 70-8409, as follows:

                    1.   By  adding GPU Service  Corporation ("GPUSC") as a

          party to this amendment.

                    2.   By adding a new  paragraph M to Item 1  thereof to

          read as follows:

                    M.   (1)  JCP&L,   Met-Ed   and   Penelec   (the   "GPU

               Companies") will employ a number of procedures to authorize,

               monitor and  control the  rendering of services  and related charges by GPU Generation  Corporation ("GPUGC") in order to enable management of the GPU Companies to control  the cost,

               quality and  level of  services received  from GPUGC.   Such

               procedures will include the following:

                              (a)  The  Presidents  of   each  of  the  GPU

                    Companies will be members of the  GPUGC Board of Direc-

                    tors.    As such,  they will  be  informed of  and will

                    directly  participate  in  all  material  decisions  of

                    GPUGC.

                              (b)  As provided  in  Section 1.2(g)  of  the

                    Operating Agreement, GPUGC is  required to prepare  and

                    furnish  to  the  GPU   Companies  annual  budgets  and

                    forecasts  of  operation   and  maintenance   expenses,

                    including   the   anticipated    costs   for    repair,

                    modification,  rehabilitation and  capital expenditures

                    relating  to the GPU  Companies' generating facilities.

                    Such  budgets,  including  any   material  modification







                    thereto,  must  be  approved  in advance  by  each  GPU

                    Operating   Company.      Consequently,   no   material

                    expenditures  (other than  those  necessary to  prevent

                    hazardous conditions)  may  be made  by  GPUGC  without

                    prior review and approval by the GPU Company involved.

                              Functional  work  orders  for budgeted  items

                    will be provided  by GPUGC for  billing GPUGC costs  to

                    the GPU  Companies.   Items  not  provided for  in  the

                    approved budget will require  prior approval of the GPU

                    Company    involved    to    assure   proper    account

                    classification and controls at the GPU Company level.

                              (c)    Individual  work orders  and  invoices

                    rendered by GPUGC to the GPU Companies will be reviewed

                    by and will be subject to approval by the GPU Companies

                    in the  ordinary course.  Such review and approval will

                    be conducted by the comptroller departments at each GPU

                    Company or  on their behalf by  GPU Service Corporation

                    ("GPUSC")  comptrollers.  This  is consistent  with the

                    procedures which have been in place for many years with

                    respect to  services provided  to the GPU  Companies by

                    GPU Nuclear Corporation and  by GPUSC.  Consistent with

                    those   procedures,  the  GPU  Companies  will  receive

                    monthly reports  from  GPUGC summarizing  all  services

                    provided by GPUGC during  the prior month.  The  report

                    will identify the GPUGC work orders charged and provide

                    a  detailed  listing  of  all current  charges.    Such

                    charges will be subject to  review by the GPU Companies







                    for reasonableness before approval of payment.

                              (d)  Additionally, further  internal controls

                    and  safeguards  will   be  provided  through  periodic

                    internal audits of GPUGC's  services and charges to the

                    GPU  Companies.    Such  audits will  be  performed  by

                    GPUSC's  internal auditing department from time to time

                    but not less frequently than every two years.

                         2.   Article  3.1  of   the  Operating   Agreement

               provides that a working  capital account will be established pursuant to  which each  GPU Company will  provide necessary funds to  GPUGC from time to time.  The GPU Companies do not intend to  pre-fund the  Working Capital Account,  but GPUGC would make periodic cash  calls to the GPU Companies  as and

               to  the extent  cash needs  arise.   Accordingly, it  is not

               expected  that  balances, if  any,  in  the working  capital

               account would be  material in  amount.   This is  consistent

               with the procedures employed by GPUSC and GPU Nuclear.

                         3.   In accordance with Rule  91 under the Act, to

               the extent  that GPU  provides  capital to  GPUGC, it  would

               charge GPUGC for the  reasonable cost of such capital.   The

               cost of capital would be charged  at a rate equal to the GPU

               System's  consolidated average  weighted  cost  of long  and short term debt from time to time, but in no event at a rate greater  than the GPU System's  average cost of  equity.  If and to  the  extent that  there is  such a  cost of  capital charge, GPUGC would allocate and charge such cost to the GPU

               Companies.   GPU does  not, however,  expect that  given the







               nature  of the  activities in which  GPUGC is  authorized to engage,  it will  be necessary  to make  significant capital contributions to GPUGC and,  in any event, not more  than $1

               million.   Such debt and equity rates are currently 6.5% and

               12.5%, respectively.

                    3.   By adding a new  paragraph N to Item 1  thereof to

          read as follows:

                    N.   By order  dated December 28, 1994,  the New Jersey

               Board of Public Utilities ("NJBPU") granted JCP&L's Petition to enter  into the proposed Operating  Agreement with GPUGC.

               In  its order,  as supplemented  by a  subsequent Clarifying

               Order,  dated February 8, 1995, the  NJBPU included a number of  stipulations and  conditions  based upon  the terms  and conditions  of the  Revised Stipulation,  dated  November 9,

               1994,  entered into  by JCP&L,  the NJBPU  Staff and  the NJ

               Division of Ratepayer Advocate.

                         The document was styled as a "Revised Stipulation"

               in  order to  distinguish it  from the  form of  stipulation which was originally negotiated by the parties but not fully executed  as  a  result  of  the  need  to  include  certain

               additional provisions.   These provisions  were incorporated

               into the "Revised Stipulation" which was, in turn, submitted

               to the NJBPU.   A copy of  the Revised Stipulation is  being

               filed herewith as Exhibit D-1(b).

                    4.   The  applicants  agree  that  no  change   in  the

          organization of GPUGC, the type and character of the companies to be serviced, the methods of allocating costs to JCP&L, Met-Ed and







          Penelec,  or in  the scope  of  character of  the services  to be rendered  subject  to  Section  13  of  the  Act,  or  any  rule,

          regulation or  order thereunder, shall  be made unless  and until

          GPUGC shall first have given the Commission written notice of the proposed  change  not less  than 60  days  prior to  the proposed

          effectiveness  of  any such  change.   Any  proposal by  GPUGC to

          render  services with  respect to  non-nuclear facilities,  or to change its organizational structure or services to be rendered in furtherance of either of the  foregoing, would require the filing of an application-declaration,  as appropriate,  and the  further

          authorization by the  Commission.   If, upon the  receipt of  any

          such notice by the 60-day letter procedure, the  Commission shall notify GPUGC within the  60-day period that a question  exists as to whether the proposed change is consistent  with the provisions of Section  13 of the  Act, or if  any rule, regulation  or order thereunder, then  the proposed change shall  not become effective unless  and until GPUGC shall  have filed with  the Commission an appropriate  application or  declaration regarding  such proposed change and  the Commission shall have issued  an order, declaring such application or declaration effective under the Act.

                    5.   By filing the following exhibit in Item 6 thereof:

                         D - 1(b)  -    Copy  of Revised  Stipulation filed
                                        by JCP&L with the NJBPU.
















                                      SIGNATURE



                    PURSUANT  TO  THE REQUIREMENTS  OF  THE  PUBLIC UTILITY

          HOLDING COMPANY ACT  OF 1935, THE UNDERSIGNED COMPANIES HAVE DULY

          CAUSED  THIS  STATEMENT  TO BE  SIGNED  ON  THEIR  BEHALF BY  THE

          UNDERSIGNED THEREUNTO DULY AUTHORIZED.


                                   GENERAL PUBLIC UTILITIES CORPORATION
                                   GPU SERVICE CORPORATION
                                   JERSEY CENTRAL POWER & LIGHT COMPANY
                                   METROPOLITAN EDISON COMPANY
                                   PENNSYLVANIA ELECTRIC COMPANY



                                   By:__________________________________
                                        T. G. Howson, Vice President
                                        and Treasurer


          Date:  December 18, 1995